Company Contact:
Iron Eagle Group, Inc.
Mr. Jason M. Shapiro, CFA, CPA, J.D.
Executive Vice President of Corporate Strategy
Phone : +1 (917) 969-4845
Email: jasons@ironeaglegroup.com
Website: www.ironeaglegroup.com

FOR IMMEDIATE RELEASE

Iron Eagle Group (IEAG) Announces Reverse Stock Split of 1-for-40

New York, NY - July 13, 2010, Effective today, July 13, 2010, the common stock shares of Iron Eagle Group, Inc. (OTCQB: IEAG), a provider of construction and contracting services in both the commercial and government markets, have been split 1-for-40. Iron Eagle shares will trade on the OTCQB under the symbol IEAGD for the next 20 business days and then revert back to IEAG. Concurrent with the symbol change, Iron Eagle has been assigned a new CUSIP number - 462824202.

"This action should broaden Iron Eagle's appeal to institutional and retail investors, and strengthen the company's acquisition strategy," said Jason Shapiro, Co-Founder, Director, and Executive Vice President of Corporate Strategy for Iron Eagle Group. "We believe the reverse stock split will better position our company to apply for a listing on a national securities market or exchange. Our goal is to work towards meeting these listing standards, and today's action places us one significant step closer to achieving that goal. The board believes that the reverse stock split will facilitate long term growth and increase shareholder value."

Iron Eagle shareholders will receive one new share of Iron Eagle common stock for every forty (40) shares held with fractional shares being rounded up. The reverse split, which was approved by Iron Eagle shareholders in June 2008, will reduce the number of shares of outstanding common stock from approximately 406.0 million to approximately 10.1 million.

About Iron Eagle Group, Inc.
Iron Eagle provides construction and contracting services in both the commercial and government markets. Iron Eagle's management consists of experts in construction, government contracting, defense, finance, operations, and business development. Management has created a compelling strategic plan to capitalize on the large market opportunity created by the federal government's stimulus package as well as funds that are flowing down to the state level for projects throughout the United States. Through the public capital markets, Iron Eagle believes it will have the access to capital to support increased needs for construction surety bonds. By executing on its growth strategy, Iron Eagle can achieve significant growth through highly focused targeting of federal, state, and municipal construction projects.

For more information on the company, please visit the Company's website at www.ironeaglegroup.com.



Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.
2